Exhibit 5.1

October 5, 2007

Jazz Technologies, Inc.

4321 Jamboree Road

Newport Beach, California 92660

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Jazz Technologies, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering for resale of up to 3,264,952 shares of the Company’s common stock, $0.0001 par value (the “Shares”). All of the Shares are to be sold by the selling securityholders as described in the Registration Statement and related Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Kenneth L. Guernsey

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